UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ELECTRIC LAST MILE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-2308711
(State of incorporation or organization)	(IRS Employer Identification No.)

1055 W. Square Lake Road
Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	The NASDAQ Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e) check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Explanatory Note

Electric Last Mile Solutions, Inc. (f/k/a Forum Merger III Corporation) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001-39457) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of common stock, par value $0.0001 per share (“common stock”), of the Company and warrants to purchase common stock (“warrants”).

Prior to June 25, 2021, the Company had two classes of common stock: Class A common stock, par value $0.0001 per share (“Class A common stock”), and Class B common stock, par value $0.0001 per share (“Class B common stock”). On June 24, 2021, the Company’s stockholders approved a merger of ELMS Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) with and into Electric Last Mile, Inc., a Delaware corporation (“ELM”) with ELM surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). On June 25, 2021, the Company effected the Business Combination. In connection with the Business Combination, (i) all of the Class B common stock converted into Class A common stock on a one-for-one basis, (ii) the Company’s second amended and restated certificate of incorporation was amended and restated to, among other things, effect the reclassification of all of the Class A common stock and Class B common stock into a single class of common stock, and (iii) the Company’s board of directors approved the amendment and restatement of the Company’s bylaws.

The description of the common stock and warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 220 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on June 9, 2021 (File No. 001-39457) and is incorporated herein by reference. The description of the common stock and warrants is qualified in its entirety by reference to the Company’s third amended and restated certification of incorporation, the Company’s amended and restated bylaws and the warrant agreement, dated as of August 18, 2020, between Continental Stock Transfer & Trust Company and the Company, which are filed as Exhibits 3.1, 3.2 and 4.1 hereto, respectively, and incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are being filed as a part of this registration statement or are incorporated herein by reference:

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
4.1	Warrant Agreement, dated as of August 18, 2020, between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39457), filed with the SEC on August 21, 2020).
10.1	Amended and Restated Registration Rights Agreement by and among the Registrant and the parties listed on the signature pages thereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ELECTRIC LAST MILE SOLUTIONS, INC.

Date: June 25, 2021	By:	/s/ James Taylor
James Taylor
Chief Executive Officer

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